Exhibit 99.1
MARTIN MIDSTREAM PARTNERS
Q4 2005 Earnings Conference Call
March 15, 2006
9:30 AM EST
PRESENTATION:
Operator:
Greetings, ladies and gentlemen, and welcome to the Martin Midstream Partners fourth quarter 2005 earnings conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star 0 on your telephone keypad. As a reminder, this conference is being recorded.
I would now like to turn the conference over to your host, Mr. Bob Bondurant, Chief Financial Officer. Sir, you may begin.
Robert Bondurant — Martin Midstream Partners — CFO:
Thank you, Joy. To let everyone know who is on the call today, we have Ruben Martin, Chief Executive Officer of the company, and Scott Martin as well, who is Vice President of our Marine Transportation Segment.
Before we get started with any formal comments, I need to make this disclaimer: Certain statements made during this conference call may be forward-looking — excuse me. Certain statements made during this conference call may be forward-looking statements, including, but not limited to, statements relating to the following future matters: Financial forecasts, future performances, our ability to make distributions to unit holders, as well as any other statements that are not historical fact.
The words “anticipated,” “estimate,” “expect” and “may project” and similar expressions are intended to be among the statements that identify forward-looking statements made during the call.
Additional information concerning these factors that could cause actual results to differ is contained in our annual report as well as our quarterly reports filed from time to time with the SEC. We report our financial results in accordance with Generally Accepted Accounting Principles, from time to time use certain non-GAAP financial measures within the meaning of the SEC Regulation G such as distributable cash flow and EBITDA. Because management believes these measures might provide users of this financial information with meaningful comparisons between current results and prior reported results and a meaningful measure of our cash flow after we have satisfied the capital and related requirements of our operations.
Distributable cash flow is not a measure of financial performance or liquidity under GAAP or a substitute for comparable metrics provided in accordance with GAAP and should not be considered in isolation as an indicator of our performance. We also included in our press release yesterday a reconciliation of distributable cash flow to the most direct comparable GAAP financial measure.

Both the earnings press release and our 2005 10-K are available at our website, www.martinmidstream.com.
Now with that out of the way, I’d like to comment on the fourth quarter performance and recent operational changes we have made in certain segments.
For the fourth quarter, we had net income of $2.6 million, or $0.28 per unit, compared to $4.8 million or $0.56 per unit in the third quarter of ‘05. Our distributable cash flow was $4.4 million for the fourth quarter of ‘05 compared to $7 million for the third quarter.
For the year, we had net income of $13.9 million or $1.58 per unit compared to $12.3 million or $1.45 per unit for ‘04. Distributable cash flow for the year was $21.1 million compared to $18 million in 2004, a 17% increase year over year.
Now I would like to focus on comparing the results of the fourth quarter to the third quarter. We experienced a decrease in earnings from the third to the fourth quarter primarily as a result of transitioning certain significant marine and terminal assets from service they had historically performed to higher revenue service and also to service that will improve utilization.
Historically, we have utilized two offshore vessels to service our sulfur segment. However, by having two vessels in sulfur service, based upon the volume of sulfur we had to move across the Gulf of Mexico to Tampa, we could only achieve a maximum utilization between the two vessels of 75%. So we began to examine how we could increase this utilization and determine how best to provide our sulfur segment business model. Historically, it was important to have two offshore vessels to transport sulfur across the Gulf, as our sulfur purchase contracts had more supply volume than one vessel could handle.
What changed that model was our sulfur priller that we’ve recently completed in Beaumont. With that asset, we can now convert molten sulfur, which in the past had to go to Tampa, to prilled sulfur that can now be sold to foreign markets. This prilled sulfur will be sold to foreign customers FOB Beaumont and transported from Beaumont on third-party foreign flag vessels.
As a result of changing our sulfur segment business model, we took the offshore barge out of sulfur service on November 19 and began its conversion to higher value diesel fuel service. The end result we’ll be able to increase overall offshore barge utilization and as a result that will increase cash flow in our marine segment.
Also, our sulfur segment cash flow will improve in 2006 as a result of the restructuring of our sulfur distribution system.
That is the good news of this transition program. The bad news is that the transition cost us some earnings in the fourth quarter and will cost us some earnings in the first quarter as well. The offshore barge that was taken out of service had two earnings impacts in the fourth quarter. The first was that from November 19th to late February, the vessel was in the shipyard being converted from sulfur service to diesel service. Obviously when the vessel is in the shipyard no revenue is being generated. We estimate this cost us $350,000 in the fourth quarter and will cost us another $400,000 in the first quarter.

Additionally, our sulfur segment had to write off deferred lease costs of $340,000, which was a noncash charge to earnings.
So between these two items we experienced an $0.08 charge to earnings in the fourth quarter as a result of transitioning to a new sulfur business model.
Also in the fourth quarter in our term segment, we took our largest tank at Tampa out of sulfuric acid service to convert to higher value diesel service. The tank was out of revenue service from November through January, and this cost us $100,000 in the fourth quarter.
The tank had been in diesel service since February. This new service will improve revenue by $20,000 a month on this particular tank from its previous service.
In summary, the transitional program in the marine and term segments cost us an estimated $0.09 per unit in the fourth quarter. But again this transitional program has set us up to improve our cash flow going forward.
Now I would like to move from the broader analysis of the fourth quarter events to a more specific discussion of our segment performance in the fourth quarter.
For the fourth quarter, in our term and storage segment, operating income increased $1.2 million to $3 million when compared to the third quarter of ‘05. Our service revenues increased $441,000 as we saw increased activity in our shore-based marine terminals when compared to the hurricane ravaged third quarter. Also we recognized $622,000 of hurricane-related expenses in the third quarter which we did not experience in the fourth quarter.
Moving to our marine transportation segment: Operating income was a negative $81,000 in the fourth quarter compared to $450,000 in the third quarter. To get a true comparison of the quarters, you must add back the inner segment revenue eliminations for both the third and fourth quarter.
During the third quarter there were eliminations of a million two, and in the fourth quarter there were eliminations of $900,000. When you make this adjustment, operating income for the fourth quarter is an adjusted $819,000, compared to an adjusted $1,650,000 in the third quarter. The primary reason for the decrease was the removal of the offshore sulfur vessel previously discussed.
In addition, looking forward, the marine segment has purchased two additional offshore barges. These were purchased in the first quarter of ‘06. One of these barges began service in early March to haul LPGs between our customers’ refineries on the East Coast under a long-term contract. The second new offshore barge will be put into service in mid-March. This vessel will transport diesel fuel from its production source to our terminals on the Gulf Coast.
In summary, all these changes mean the marine transportation segment is poised to significantly increase its cash flow in 2006 compared to 2005.

In our natural gas LPG services segment, operating income in the fourth quarter was a $1.3 million and our below-the-line equity and earnings of unconsolidated entities was an additional $1.4 million.
This equity and earnings reflects our 50% ownership in Waskom Fishhook and Matagorda as a result of the Prism acquisition. Of the $1.3 million in operating income, $498,000 came from our ownership in Prism, 52 days in the quarter. So when you add the equity and earnings amount to the operating income from Prism, we experienced earnings of $1,818,000 from our 52 days of ownership.
In our historical LPG business, operating income for the fourth quarter was $838,000, down significantly from the third quarter. This was a result of the extraordinary margins experienced in the third quarter as a result of rapidly rising LPG prices. In the fourth quarter we realized more normalized margins.
Moving to the sulfur segment: In the fourth quarter, we had reported operating income of $946,000. The sulfur segment benefited from $840,000 eliminations of operating expenses related to the previously-described marine transportation inner company eliminations.
However, the sulfur segment was penalized by noncash write off of its deferred lease balance of $340,000. Without these adjustments, our sulfur segment would have had operating income of $446,000 for the fourth quarter. This quarter is the first quarter that has had both the CF Martin Sulphur operations and our West Coast priller operations in for the full quarter.
Please note that our Beaumont priller operations began producing prilled sulfur the last week of December and continues to do so. Its capacity is 2,000 tons per day.
Looking forward, our sulfur segment should significantly increase cash flow as a result of eliminating the underutilized offshore barge and also eliminating lower margin supply contracts that fed the 2005 Gulf Coast marine transportation system.
Moving to the fertilizer segment: Fourth quarter operating income was a negative $139,000 compared to a positive $561,000 in the third quarter. Please remember that we had our high margin Mag-Amp sales in the third quarter in 2005. So a negative operating income in the fourth quarter was expected due to the historically weak nature of the fourth quarter as a result of the seasonality of the fertilizer business.
Now I want to make a couple comments about our recent financing transactions: We raised, net to MMLP, $95.4 million of new limited partner equity, an additional $2.1 million contribution from our general partner. We paid off our existing revolving debt with those proceeds, leaving us with approximately $32 million in cash.
That cash balance, plus our untapped $95 million revolving credit facility, gives us adequate liquidity to execute our $70 to $80 million organic growth plan in 2006.
These investments made almost evenly across all our business segments should be made at a rate of four to six times anticipated cash flow.

Also as a result of this new equity, we paid off our MARAD debt of $8.8 million on March the 6th. Associated with that payoff was a $1.2 million make-whole premium that will negatively impact our earnings in the first quarter of 2006. However, this charge will not impact distributable cash flow as it is a result of refinancing activities and is covered by the equity we raised in January.
Our interest rate is still LIBOR plus 325 and will be so until we report our first quarter balance sheet that will reflect our reduced leverage.
Our rate is based on leverage, and because our equity offering did not occur until the first quarter, this rate will not change until the first quarter is reported. After that is reported, our rate over LIBOR will be 225 basis points.
That concludes my formal comments, and I would now like to turn the discussion over to Ruben Martin.
Ruben Martin — Martin Midstream Partners — CEO:
Thank you, Bob.
As all of you can see, our company has been involved in a lot of activity and changes over the year 2005. We closed our largest acquisition to date. We transitioned assets in order to enhance cash flow, and we identified and started construction on organic growth projects for 2006 and beyond. These projects involve all of our operational segments so our diversified business lines will continue to allow the company access to new projects and acquisitions outside of the typical universe of an MLP. We believe this diversity of business lines will continue to serve us well as one of the strengths of our company in the many years to come.
With that, we’ll open it up to questions.
Operator:
Ladies and gentlemen, if you would like to ask a question, please press star one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star 2 if you would like to remove your question from the queue. And for participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.
One moment while we poll for questions. Our first question is coming from Kevin Gallagher with RBC Capital Markets. Please state your question.
<Q>: Yeah, good morning. How much in terms of percentage do you anticipate hedging for your Prism volumes and how are you weighing that with respect to your overall targeted DCF coverage level?
<A>: Right now we are — if you look at the Waskom gas plant by volume, we are 66% hedged for ‘06. About one-third, 33% hedged for ‘07 and 18% hedged for ‘08. Number-wise, it’s between gas and crude. All of our crude through ‘08 is hedged in the mid $’60s, $65, $66 range. And the gas, anywhere from a low of about $9 to a high of around $11.50.

<Q>: Okay. I mean in terms of percentages, do you see that increasing? I mean how — how do you feel about that 66% I guess?
<A>: We’re very comfortable in ‘06, and I think the question is whether we ratchet up in ‘07 and a little bit in ‘08 would be the decisions that we have to make over the next few months.
<Q>: Okay. And then can you remind me what you were thinking about what your DCF coverage level, 1.1 times or —
<A>: I think we’re very comfortable with that coverage.
<Q>: And then obviously your balance sheet is in great shape. Can you talk about what kind of deal flow you might be looking at right now in terms of acquisitions?
<A>: Yeah, really we’re down to a lot of internal projects, a few small acquisitions we’re working on, but it’s mainly internal projects as we’ve said, around $70 to $80 million of capital that we’re spending between all of the segments really for 2006 and some into 2007. So really we don’t have, when you look at acquisition-wise, I think with the things we’ve got on our plate internally, we’ve got a lot of use for the capital we’ve raised and the financing that we have available.
<A>: Ruben presented, and I’m sure most of you were there at the MLP conference last week. And one of our slides, slide 19, and if you don’t have a copy of the slide show, it’s on our website, again www.martinmidstream.com. But page 19 of that presentation lays out our growth, organic growth plans. At Prism we’re anticipating $15 million of organic investment, and the marine side, in my formal comments I referred to buying certain assets, new offshore assets we added to in the mid to late first quarter. That was $15 million of investments. The sulfur priller and ship loader will have an additional; we spent $10 million on that in ‘05 we have an additional $5 million to round it out in ‘06. We’re building a sulfuric acid plant to help improve our margins decrease our costs of goods sold and our fertilizer business that’s roughly $20 million. Then we have other tankage of another $12 million. So again this was on page 19 of our presentation if you would like to focus on it a little bit in more detail.
<Q>: Okay. Very good. Thank you.
Operator:
Our next question is coming from Ted Gardner with Raymond James. Please state your question.
<Q>: Good morning, gentlemen. I just wanted to make sure I got all the numbers right. You threw out a lot of numbers on the quarter as far as the various projects and what the impact was. So I just wanted to check myself and make sure I got them all right.
<A>: Sure.

<Q>: On I believe you said you lost $350,000 in revenue from the vessel being out, as being converted to diesel this quarter; is that right?
<A>: Yes.
<Q>: And is it $400,000 —
<A>: Actually, the $350,000 is really more of an EBITDA number.
<Q>: Okay.
<A>: And the $400,000 in the first quarter as well. That didn’t come on line until really first of March.
<Q>: Okay. That’s an EBITDA number as well?
<A>: That’s correct.
<Q>: Okay. And then taking the other tank out as well was that EBITDA line as well?
<A>: That’s correct.
<Q>: Okay.
<A>: Then remember we also had this noncash charge to earnings.
<Q>: Right, on the $340,000 write off on the sulfur segment.
<A>: That showed up in depreciation and amortization expense in the sulfur segment.
<Q>: Okay. And then for the make-hold premium that you guys have for this quarter, was it $1.2 million?
<A>: That’s correct.
<Q>: Okay. That covers me. Thanks, guys.
<A>: Uh-huh.
Operator:
As a reminder, ladies and gentlemen, it is star 1 on your telephone keypad if you would like to ask a question.
Our next question is coming from Jeff Morgan with AG Edwards. Please state your question.
<Q>: Yeah, good morning. I was wondering if you could help me out or help us out on how to figure or look at the equity earnings line and how it relates to the distribution that shows up in distributable cash flow maybe on a go-forward do you expect it to be steady or to grow? Realizing you only had the Prism assets for part of a quarter in the fourth quarter but how should we think about that?
<A>: Yeah, I think you know when we bought Prism, we told the market that we anticipated kind of a $12 million EBITDA from that. And I think roughly 75%; help me if I’m close, 75% of that is coming from equity and earnings. And we believe that that equity and earnings should, going forward, approximate distributions coming out of the 50% owned businesses.
<Q>: Okay. That helps. I think that’s all I had. Thanks.
Operator:
It is star 1, ladies and gentlemen, if you would like to ask a question.
Gentlemen, I have no further questions in queue.
Ruben Martin — Martin Midstream Partners — CEO:
Okay. Well, this is Ruben. I want to thank you for calling in. Again, we’re looking forward to 2006 here with all of the projects and the things that we have on the plate. And so we will continue to look at available projects and everything, and just remember the diversification between it has really given us a lot of good look at a lot of good projects and different businesses that we don’t have to go out and buy and bid against other MLPs and look at multiples that are much too high from our viewpoint.
So, again, thank you for joining in. Good-bye.
Operator:
This concludes today’s conference. Thank you for your participation.